Exhibit (j)(2)


                             [LETTERHEAD OF DECHERT]


February 28, 2001


Pilgrim Precious Metals Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re: Pilgrim Precious Metals Fund, Inc. (formerly Pilgrim Gold Fund, Inc.)
    (File Nos. 2-72428 and 811-2881)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 27 to the Registration Statement of Pilgrim Precious Metals Fund, Inc. (formerly Pilgrim Gold Fund, Inc.). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert